                                                                    Exhibit 23.2

                        Consent of Independent Auditors


The Board of Directors and Stockholders
C-COR.net Corp.:

We consent to incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-65805, and 333-02505) on Form S-8 and
(Nos. 333-82697 and 333-87909) on Form S-3 of C-COR.net Corp. of our report dated July 30, 1999, except as to Note 2, which is as of August 4, 1999, with respect to the balance sheets of Silicon Valley Communications, Inc. (formerly Qualop Systems Corporation) as of June 25, 1999 and June 30, 1998, and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of C-COR.net Corp. dated September 17, 1999.


KPMG LLP

Mountain View, California
October 13, 1999